UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 2, 2006

GLOBAL POWER EQUIPMENT GROUP INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-16501	73-1541378
(Commission File Number)	(IRS Employer Identification No.)

6120 S. Yale, Suite 1480, Tulsa, Oklahoma	74136
(Address of Principal Executive Offices)	(Zip Code)

(918) 488-0828

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Amendment No. 1 on Form 8-K/A amends the Current Report on Form 8-K filed on May 19, 2006, by Global Power Equipment Group Inc. (the “Company”). In accordance with Instruction 2 to Item 5.02 of Form 8-K, the May 19, 2006 report omitted the information called for in Item 5.02(c) with respect to the material terms of Larry Edwards’ employment as President and Chief Executive Officer of the Company beginning May 15, 2006, which was not available at the time. This Amendment No. 1 on Form 8-K/A is filed to add (i) the material terms of Mr. Edwards’ employment as President and Chief Executive Officer of the Company beginning May 15, 2006, and (ii) the termination of a Consulting Services Agreement between Mr. Edwards and the Company as a result of his employment.

Item 1.01 Entry into a Material Definitive Agreement.

On June 2, 2006, the Company entered into an employment agreement with Larry Edwards dated as of May 15, 2006 (the “Agreement”) who was named President and Chief Executive Officer of the Company on May 15, 2006. The term of the Agreement will be for one year beginning May 15, 2006, and will automatically renew at the end of the initial one-year term and each year thereafter for a term of one year. Mr. Edwards will earn a base salary of $475,000 per year. Pursuant to the Agreement, Mr. Edwards will be entitled to participate in (i) the Company’s employee benefit programs, and (ii) the Company’s Management Incentive Compensation Plans, under which he will be eligible for a 75% target bonus (with the actual bonus ranging from 37.5% to 150%) or, in the event a Management Incentive Compensation Plan is not in effect for any calendar year, to receive substantially the same bonus opportunities as existed during the prior calendar year. In the event Mr. Edwards’ employment is terminated early by Mr. Edwards for Good Reason (as defined in the Agreement to include, among other things, removal from Mr. Edwards’ position as President and Chief Executive Officer or a reduction in his annual base salary without his consent) or by the Company without Cause (as defined in the Agreement), he will be entitled to receive (i) his base salary, (ii) reimbursement for the cost of his benefits for the remainder of the Employment Term as defined in the Agreement and (iii), if termination occurs more than three months after commencement of a new bonus year, a portion of the bonus earned for the year in which the termination occurred determined on a pro rata basis based on the number of days of such year employed. Pursuant to the Agreement, Mr. Edwards may not compete with the businesses of the Company for a one year period following his termination.

Item 1.02 Termination of a Material Definitive Agreement.

By letter dated June 2, 2006, the Company and Mr. Edwards agreed to terminate the Consulting Services Agreement dated June 30, 2005 (the “Consulting Agreement”), between Mr. Edwards and the Company. The Consulting Agreement was terminated in connection with Mr. Edwards’ appointment on May 15, 2006, as the Company’s President and Chief Executive Officer and entering into an employment agreement with the Company as of May 15, 2006. Under terms of the termination, the Company will pay all remaining fees and expenses which may be due through June 30, 2006, as such times are specified in the Consulting Agreement. The form of Consulting Agreement is included in Exhibit 10.22 to the Company’s 2003 Annual Report on Form 10-K filed on March 9, 2004.

Mr. Edwards had entered into a one-year Consulting Agreement at the time of his earlier retirement as Chief Executive Officer of the Company effective June 30, 2005. The Consulting Agreement was entered pursuant to a Retirement Benefits Agreement dated October 23, 2003, also between him and the Company, which set forth the terms and conditions of Mr. Edwards’ retirement as an employee of the Company and pursuant to which Mr. Edwards agreed to provide the Company consulting services in consideration of the payment to him of consulting fees equal to the sum of his then-current base salary and target bonus under the Company’s 2005 Management Incentive Compensation Plan as of his prior retirement date, June 30, 2005.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On May 15, 2006, the Company announced that Al Brousseau had resigned as President and Chief Executive Officer of the Company effective May 15, 2006.

(c) On the same date, the Board of Directors designated Larry Edwards, currently the Chairman of the Board of Directors, to succeed Mr. Brousseau as President and Chief Executive Officer effective May 15, 2006. The Company entered into an employment agreement with Mr. Edwards in connection with his appointment, the material terms of which are set forth in Item 1.01 above, and are hereby incorporated by reference into this Item 5.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL POWER EQUIPMENT GROUP INC.

Date: June 8, 2006	By:	/s/ Candice L. Cheeseman
Candice L. Cheeseman
General Counsel and Secretary